Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

HARLEY-DAVIDSON CREDIT CORP.

I, James Darrell Thomas, Vice President, Treasurer, Chief Financial Officer and Assistant Secretary of Harley-Davidson Credit Corp. (“HDCC”), certify that:

(i) a review of HDCC’s activities for the period from January 1, 2019 through December 31, 2019 (the “Reporting Period”) and of HDCC’s performance under the Sale and Servicing Agreement dated as of June 1, 2016 (the “Sale and Servicing Agreement”) among Harley-Davidson Motorcycle Trust 2016-A, Harley-Davidson Customer Funding Corp., Harley-Davidson Motorcycle Grantor Trust 2016-A, HDCC, and The Bank of New York Mellon Trust Company, N.A., has been made under my supervision; and

(ii) to the best of my knowledge, based on such review, HDCC has fulfilled in all material respects all of its obligations under the Sale and Servicing Agreement throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 23rd day of March, 2020.

/s/ James Darrell Thomas
James Darrell Thomas
Vice President, Treasurer, Chief Financial Officer and Assistant Secretary of Harley-Davidson Credit Corp., Servicer to Harley-Davidson Motorcycle Trust 2016-A